Exhibit 28 (h) 17 under Form N-1A

Exhibit (10) under Item 601/Reg. S-K

Schedule A

SHAREHOLDER SERVICES AGREEMENT

Revised 11/18/11

Effective Date:	Class B Shares of:

FEDERATED WORLD INVESTMENT SERIES, INC.
10/24/97	Federated Emerging Market Debt Fund
10/24/97	Federated International Small-Mid Company Fund
6/1/98	Federated International Leaders Fund